EXHIBIT 5

May 15, 2003

The Thomson Corporation
Metro Center, One Station Place
Stamford, Connecticut 06902
United States

Dear Sirs:

We have acted as Canadian counsel for The Thomson Corporation, an Ontario corporation (the "Corporation"), in connection with the registration statement on Form S-8 being filed by the Corporation under the Securities Act of 1933, as amended, with respect to 9,000,000 common shares (the "Shares") of the Corporation, which may be issued by the Corporation pursuant to The Thomson 401(k) Savings Plan (the "Plan"). The opinion expressed below is limited to the laws of the Province of Ontario, including the federal laws of Canada applicable therein.

In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

Very truly yours,

/s/ Torys LLP